UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934
____________________________________

Date of Report (Date of earliest event reported): March 15, 2012

CHINA MEDIA GROUP CORPORATION
(Exact Name of Registrant as Specified in Charter)

Texas	5813	75-3016844
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1402 Wan Chai Commercial Center, 194-204 Johnston Road, Wanchai, Hong Kong	n/a
(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code:	+011 852 3171 1208
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On March 15, 2012, China Media Group Corporation ("CMG"), Good World Investments Limited ("Purchaser"), a wholly owned subsidiary of CMG, ECE Holdings Sdn. Bhd. (the "Vendor") and A-Team Resources Sdn. Bhd. ("ATeam") entered into a conditional Sale and Purchase Agreement ("SP Agreement") for the Purchaser to acquire 100% equity interest in ATeam from the Vendor. The purchase consideration is the issuance of 558,779,837 shares at a price of USD0.0036 per share in CMG which represents approximately 51% of the enlarge share capital of CMG to the Vendor.

This SP Agreement is conditional upon the satisfactory due diligence determined at the Purchaser's sole discretion on or before the 18 April 2012 (the "Long Stop Date"). If the Purchaser is not satisfied with the due diligence on or before the Long Stop Date, then the SP Agreement will be cancelled with no effect.

If the purchase of ATeam and the CMG issued in accordance with the SP Agreement, then the Vendor shall be the controlling shareholder. As such, the Company will publish the financial statements of ATeam within 4 days of closing the acquisition of ATeam in accordance with the SEC rules and regulations.

ATeam, a company incorporated in Malaysia, is principally engaged in the trading of consumer electronic products.

The management believes this transaction shall expand the business units of the Company and is for the best interest of the Company.

The SP Agreement is attached hereto in Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits
(a)	The financial statements of ATeam shall be furnished no later than 4 calendar days after the transaction is closed.
(b)	The financial statements of ATeam shall be furnished no later than 4 calendar days after the transaction is closed.
(c)	Not applicable.
(d)	Exhibit No. Description - See table below.

Exhibit	Description	Location
Exhibit 10.1	Sale and Purchase Agreement	Provided herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2012	CHINA MEDIA GROUP CORPORATION

By: /s/ Cheng Pheng LOI
---------------------------------
Name: Cheng Pheng LOI
Title: President